CONFIDENTIAL Supernus Pharmaceuticals, Inc. 9715 Key West Avenue Rockville, MD 20850 Attention: Jack Khattar Dear Mr. Khattar: ADAMAS August 9, 2021 In connection with the consideration by Supernus Pharmaceuticals, Inc. (together with its subsidiaries, "you") of a possible negotiated transaction (a "Transaction") involving Adamas Pharmaceuticals, Inc. (together with its subsidiaries, the "Company"), the Company may furnish to you certain information concerning the Company or its affiliates. Each of Supernus Pharmaceuticals, Inc. and Adamas Pharmaceuticals, Inc. is sometimes referred to herein, individually, as a "party" and, collectively, as the "parties." In consideration of the promises stated in this letter agreement, the parties agree as follows: 1. As a condition to the Company furnishing any information to you and your Representatives, you and your Representatives agree to treat confidentially and not disclose to any person ( other than your Representatives as provided herein) any information (whether prepared by a party, its Representatives or otherwise, and whether oral, written or electronic) that the Company directly or indirectly furnishes to you or your Representatives, or is otherwise ascertained by you or your Representatives through due diligence investigations or discussions with Representatives of the Company (all such information, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by on or behalf of the Company, or by you or your Representatives or others, which contain or reflect, or are based on, in whole or in part, any such information, the "Confidential Information"). 2. The term "Confidential Information" does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure, or any other act or omission, by you or your Representatives in violation of the terms hereof, (b) is or becomes available to you on a nonconfidential basis from a source (other than the Company or its Representatives) which, to your knowledge, is not prohibited from disclosing such information on such basis to you by a legal, contractual, or fiduciary obligation, or (c) is independently developed by you or your Representatives without reference to, reliance on or use of any Confidential Information. 3. You and your Representatives (a) shall not (except as required by Law but only after compliance with paragraph 5 below or with the Company's prior written consent) disclose any Confidential Information in any manner whatsoever, and (b) shall use the Confidential Information solely for the purpose of evaluating, negotiating and proposing a Transaction; provided, however, you may disclose the Confidential Information to your Representatives who (i) need to know the Confidential Information for the purpose of evaluating, negotiating or proposing a Transaction, (ii) are informed by you of the confidential nature of the Confidential Information and (iii) are obligated to maintain the confidentiality Exhibit (d)(3)

of the Confidential Information and act in accordance with the terms of this letter agreement applicable to your Representatives. You will direct your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach by your Representatives of the provisions of this letter agreement applicable to your Representatives. 4. In addition, without the prior written consent of the Company, you and your Representatives agree to treat confidentially and will not disclose to any person ( except as required by Law but only after compliance with paragraph 5 below): (a) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a Transaction; (b) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or either party's consideration of a Transaction; ( c) that the parties or any of their respective affiliates are or have been considering or reviewing a transaction involving or relating to the other party; or (d) that this letter agreement exists or that Confidential Information has been requested or made available to you or your Representatives ((a) through (d) collectively, the "Transaction Information"). 5. In the event that you or any of your Representatives are legally required to disclose all or any part of the information contained in the Confidential Information or Transaction Information under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction (collectively, "Law"), you and your Representatives agree to, except to the extent prohibited by Law, promptly notify the Company of the existence, terms and circumstances surrounding such requirement so that it may seek an appropriate protective order or waive your compliance with the provisions of this letter agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request). In any such case, you and your Representatives agree to cooperate with the Company and use commercially reasonable efforts to avoid or minimize the required disclosure or obtain such protective order or other relief. If, failing the entry of a protective order or the receipt of a waiver hereunder, the disclosure of such information is required upon the advice of your or your Representatives' legal counsel, as applicable, you and your Representatives will exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information, and you and your Representatives shall then disclose only that portion of the Confidential Information or Transaction Information that is legally required to be disclosed. 6. You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed or, to your knowledge, become aware of the matters that are the subject of this letter agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. 7. You understand that neither the Company nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information. Only those representations or warranties that are made in any definitive agreement with respect to any Transaction, when, as, and if it is executed and delivered, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect. 8. You also agree that neither the Company nor its Representatives shall have any liability to you or your Representatives or equity holders on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither you nor your Representatives will make any claims whatsoever against the Company or its Representatives in connection with: (a) any written or - 2-

oral expression made by or on behalf of the Company with respect to a Transaction; (b) your or your Representatives participation in evaluating a possible Transaction; (c) your or your Representatives' review of or use or content of the Confidential Information or any errors therein or omissions therefrom; or ( d) any action or omission by you or your Representatives in reliance on the Confidential Information, except, in each case, as may be permitted by the express terms of any definitive agreement entered into in respect of a Transaction. 9. At any time upon the request of the Company or any of its Representatives, you and your Representatives shall promptly, at your election, either (a) redeliver to the Company all Confidential Information or (b) destroy all such Confidential Information then in your or your Representatives' possession, including, without limitation, all written or electronic data developed or derived from the Confidential Information. All redelivery or destruction pursuant to this paragraph 9 shall be confirmed in writing to the Company (which may be via email). The obligation to return or destroy Confidential Information shall not cover information that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices; provided, that, such materials referenced in this sentence shall remain subject to the confidentiality and use obligations of this letter agreement. However, the receiving party may retain one copy of the Confidential Information with its Legal Department in order to monitor compliance with this Agreement; provided, that, such materials referenced in this sentence shall remain subject to the confidentiality and use obligations of this letter agreement. The return or destruction of Confidential Information notwithstanding, you and your Representatives shall continue to be bound by the obligations hereunder. 10. You agree that unless and until any definitive agreement with respect to any Transaction has been executed and delivered by the parties, neither of the parties nor any of their affiliates will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this letter agreement. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the paities thereto. You further acknowledge and agree that (a) the Company shall have no obligation to authorize or pursue any Transaction, (b) the Company has not, as of the date hereof, authorized or made any decision to pursue or engage in any such Transaction and ( c) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions and negotiations, in each case at any time. For purposes of this letter agreement, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof. This letter agreement does not constitute or create any obligation of the Company to provide any Confidential Information or other information to you, but merely defines the rights, duties and obligations of the parties with respect to Confidential Information to the extent it may be disclosed or made available. Under no circumstances is the Company obligated to disclose or make available any information, including any Confidential Information that the Company in its sole discretion determines not to disclose. 11. It is understood and agreed that the Company will arrange for appropriate contacts for due diligence and other purposes. Accordingly, neither you nor any of your Representatives will initiate or cause to be initiated any (a) communication concerning the Confidential Information, (b) requests for meetings with management in connection with a Transaction or ( c) any other communication relating to a Transaction with any person ( other than those Representatives of the Company identified to you in writing (which may be via email) for such purposes). - 3-

12. Without the Company's prior written consent, you also agree that, for a period of one year from the date of this letter agreement, you and your Representatives (acting at your direction or on your behalf) shall not, directly or indirectly, solicit for purposes of employment, offer to hire, hire, or enter into any employment contract with, any employee of the Company, or otherwise solicit, induce or otherwise encourage any such person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the Company (other than (a) solicitation through, or hiring that results from, general advertising or other general solicitation not targeted to the employees of the Company, (b) solicitation with respect to, or hiring, any person whose employment has been terminated by the Company for a period of at least three months or ( c) hiring any person that independently approaches you without any direct or indirect solicitation on your part). 13. You agree that, for a period of eighteen months from the date of this letter agreement, unless specifically invited in writing by the Company, neither you nor your Representatives (acting on your behalf or direction) will in any manner, directly or indirectly: (1) effect or seek, offer or propose (whether publicly or otherwise) to effect, participate in, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities ( or beneficial ownership thereof), or rights or options to acquire any securities ( or beneficial ownership thereof), or any assets, or businesses of the Company, (b) any tender offer or exchange offer, merger or other business combination involving the Company or any of its assets, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (d) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities Exchange Act of 1934, as amended (the "1934 Act")) or consents to vote any securities of the Company, including soliciting consents or taking any other action with respect to the calling of a special meeting of the Company's shareholders; (2) form, join or in any way participate in a "group" (as defined under the 1934 Act) with respect to the Company; (3) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (4) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (5) take any action that could reasonably be expected to result in a request by a court of competent jurisdiction or by a governmental body to disclose, or could cause or require you or the Company to disclose or make a public announcement regarding, any Transaction Information or all or any part of the information contained in the Confidential Information or any matter of the types set forth in this paragraph; (6) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing; or (7) request the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence). The foregoing notwithstanding, each of the restrictions contained in the immediately preceding sentence shall lapse at such time as the Company enters into a definitive agreement with any third party with respect to a merger, sale of assets or securities or other business combination as a result of which such third party would succeed to substantially all of the voting securities or assets of the Company. You acknowledge that as of the time of the execution of this letter agreement, except as previously disclosed by you to the Company in writing, neither you nor your controlled affiliates beneficially own any debt or equity securities of the Company, or any rights or options to acquire any such securities ( or beneficial ownership thereof). 14. You acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this - 4-

letter agreement. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) are or may become joint defendants in proceedings to which such Confidential Information relates and ( c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. 15. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No provision of this letter agreement can be waived, amended or otherwise modified except by means of a written instrument that is validly executed on behalf of both of the parties and that refers specifically to the particular provision or provisions being waived, amended or otherwise modified; provided, that, this letter agreement shall not be subsequently limited or amended by any "clickthrough" agreement relating to the confidentiality of the Confidential Information agreed to by you or your Representatives in connection with your or their access to any data site maintained in connection with a Transaction. 16. You agree that the Company would be irreparably injured by a breach of this letter agreement and that money damages are an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damages that will be suffered in the event that this letter agreement is breached. Therefore, you agree to the granting of injunctive or other equitable relief in favor of the Company as a remedy for any such breach, without proof of actual damages. Such remedy shall not be deemed to be the exclusive remedy of the Company in the event that this letter agreement is breached, but shall be in addition to all other remedies available at law or equity. 17. No party may assign this Agreement other than with the prior written consent of the other party. This letter agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This letter agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties or their respective affiliates, relating to the subject matter hereof. 18. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated. 19. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each party irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the "Court of Chancery"), or in the event that the Comt of Chancery lacks jurisdiction, any other state or federal court of the State of Delaware for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against you, and (b) agrees that the exclusive venue of such suit, action or proceeding will be in the Comt of Chancery, or in the event that the Court of Chancery lacks jurisdiction, any other state or federal court of the State of Delaware. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the Court of Chancery or, if applicable, any other state or federal court of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. - 5-

20. For purposes of this letter agreement: (a) the term "Representatives" means (x) the directors, officers, employees, investment professionals, agents, affiliates, partners, advisors, or representatives (including attorneys, accountants, consultants and financial advisors) of a party, and (y) only from and after such time as the Company consents in writing in its sole discretion, potential sources of debt or equity financing to you or your affiliates; (b) the term "subsidiary" means, when used with respect to any party, (x) a person or entity of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person or entity, the total combined equity interests of such person or entity or the capital or profit interests, in the case of a partnership, or (y) a person or entity of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person or entity; ( c) the term "control" means, when used with respect to any specified person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, or otherwise; (d) the term "affiliate" shall be as such term is defined under the 1934 Act; ( e) the term "person" shall be broadly interpreted to include a natural person, the internet, the media and any corporation, partnership, group, or other entity; and (f) the word "or" is not exclusive. For the avoidance of doubt, without the Company's prior written consent, you agree that you will not, directly or indirectly, (i) approach, team, co-venture, club or otherwise partner with any person that may be interested in participating in a Transaction with the Company as a principal, co investor, co-bidder or financing source, or (ii) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such person. 21. By making Confidential Information or other information available to you or your Representatives, the Company is not, and shall not be deemed to be, granting ( expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. 22. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this letter agreement transmitted by DocuSign, by electronic mail in "portable document format" (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. - 6-

ADAMAS

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

ADAMAS PHARMACEUTICALS, INC.

DocuSigned by:
Chris Prentiss
By: C2AE2A8172BE458 Chris Prentiss
Name:
Title: Chief Financial Officer

SUPERNUS PHARMACEUTICALS, INC.:

By: [signature]
Name: Bryan Roecklein
Title: SVP, Corporate Development

1900 Powell Street, Suite 1000 Emeryville, CA 94608
T: 510.450.3500 F: 510.428.0519
adamaspharma.com

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